As                         filed  with  the   Securities   and
                                             Exchange  Commission  on April  12,
                                             2000 Registration No. 33-86479

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                            eSAFETYWORLD, Inc.
             ----------------------------------------------------
             Exact name of Registrant as specified in its charter


            Nevada                                   11-3496415
-------------------------------                --------------------
(State or other Jurisdiction of               (I.R.S. Employer Identifi-
Incorporation or Organization)                      cation Number)

               100-31 S. Jersey Avenue, Setauket, New York 11733
         ------------------------------------------------------------
         (Address of principal executive offices, including Zip Code)

                              Stock Option Plan
                         -----------------------------
                           (Full title of the plan)

                                        Edward A. Heil, President
                            100-31 S. Jersey Avenue, Setauket, New York 11733
                                              (516) 244-1454
        ------------------------------------------------------------
                (Name, address and telephone number, including
                         area code, of agent for service)

                                 Copy to:

                                          Steven Schuster, Esq.
                                         McLaughlin & Stern, LLP
                                            260 Madison Avenue
                                         New York, New York 10016

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


                                      CALCULATION OF REGISTRATION FEE


                                                Proposed Maximum          Proposed Maxi mum
Title of Securities to be  Amount to be         Offering Price Per        Aggregate Offering        Amount of
Registered                 Registered           Share(1)                  Price(2)                  Registration Fee
Common Stock,
$.001 Par Value            450,000              $6.00                     $2,700,000                $712.80



(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional shares to be offered or sold under the employee benefit plan described herein.

(2) Pursuant to Rule 457 (h) , the offering price of such shares is estimated solely for the purpose of determining the registration fee. This Registration
Statement,  including  all  exhibits  and  attachments,  contains 11 pages.  The exhibit index may be found on page 9 of the Registration Statement.

                                                  PART I
                           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

            The documents containing the information specified in this Item will be sent or given to individuals who have been or will be granted awards by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

            The Plan provides a means whereby employees, officers, directors, consultants and independent contractors ("Qualified Grantees") may acquire the Common Stock of the Company pursuant to grants of (i) Incentive Stock Options ("ISOs") whereby Qualified Grantees may purchase shares of Common Stock; (ii) nonqualified stock options whereby Qualified Grantees may purchase shares of Common Stock; and (iii) Stock Appreciation Rights ("SARs") whereby Qualified Grantees may acquire the right to participate in the appreciation of the Common Stock. A summary of the significant provisions of the Plan is set forth below. A copy of the full Plan is attached as Exhibit 4.2 to the Company's Registration Statement on Form SB-2 declared effective on February 18, 2000, and the following summary is subject to the provisions of such Exhibit.

            The Plan shall be administered by a committee of the Board of Directors (the "Committee"), all of whose members are "non-employee directors" as that term is defined in Rule 16b-3(d)(3) of the General Rules and Regulations under the Securities Exchange Act of 1934, consisting of two directors appointed by, and who serve at the pleasure of, the Board of Directors. Subject to the express terms of the Plan, the Committee has the sole discretion to determine to whom among those eligible the time or times at which awards, options and/or Stock Appreciation Rights may be awarded or exercised and the purchase price per share subject to each Employee Option. In making such determinations the Committee may take into account the nature and period of service of Qualified
Grantees, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Committee in its discretion deems relevant. The Committee may amend, suspend, or terminate the Plan at any time, except that no amendment may be adopted without the approval of shareholders which would (i) increase the benefits accruing to participants under the Plan; (ii) materially increase the number of securities which may be issued under the Plan; or (iii) change the eligibility requirements for participation in the Plan. Unless terminated earlier by the Board of Directors, the Plan will terminate on June 30, 2009.

            Subject to adjustments resulting from changes in capitalization, no more than 450,000 shares of Common Stock may be issued pursuant to the grant of shares or exercise of options or SARs. Under certain circumstances involving a change in the number of shares of Common Stock without the receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares of Common Stock in respect of which options may be granted under the Plan, the class and number of shares subject to each outstanding option and the option price per share will be proportionately adjusted. In addition, if the Registrant is involved in a merger, consolidation, dissolution or liquidation, the options or SARs granted under the Plan will be adjusted or, under certain conditions, will terminate, subject to the right of the option holder or SARs holder to exercise his option or stock appreciation right or a comparable option substituted at the discretion of the Registrant prior to such event. An option or SAR may not be transferred other than by will or by laws of descent and distribution, and during the lifetime of the option holder may be exercised only by such holder. If any option expires or terminates for any reason, without having been exercised in full, the un-purchased shares subject to such option will be available again for purposes of the Plan.

            Subject to the provisions of the Plan, the Committee shall have full and final authority to select those individuals who are eligible to receive options pursuant to the Plan, the terms and conditions of which shall be set forth in an option agreement between the Registrant and the optionee. The terms and exercise price of each grant, option or SAR are determined by the Committee, but may not be less than 100 percent of fair market value (110% for 10% or greater shareholders) with respect to the grant of ISOs.

Item 2.  Registrant Information and Employee Plan Annual Information

            The documents containing the information specified in this Item and a copy of all documents referenced below which are incorporated by reference in
Item 3 or Part II of this registration statement (the "Registration Statement") will be sent or given to individuals who have been granted or will be granted awards under the Plan by eSAFETYWORLD, Inc., a Nevada corporation upon written or oral request, without charge. Such documents are incorporated by reference in the Section 10(a) prospectus and shall be provided without charge. Any such other documents required to be provided to participants pursuant to Rule 424(b) of the Securities Act of 1933 (the "Act") shall likewise be provided without charge upon written or oral request made to Edward A. Heil, 100-31 South Jersey Avenue, Setauket, NY 11733.

                                                 PART II

                            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of  Certain Documents by Reference

            The Registrant hereby incorporates by reference in this Registration Statement the following documents:

            (a) The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on February 15, 2000 (File number O-29511) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33- 86479) declared effective by the Commission on February 18, 2000.

     (b) The Registrant's Registration Statement on Form SB-2 (File Number 33-86479).

            (c) All reports subsequently filed by the Registrant pursuant to sections 13(a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of  Securities

            The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in Registrant's Registration Statement on Form 8-A filed with the Commission on February 15, 2000 (File number O-29511) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-86479. Such shares are traded on the Boston Stock Exchange under the symbol "EFY."

            A maximum of 450,000 shares of Common Stock may be issued pursuant to the Plan.

Item 5.  Interests of Named Experts and Counsel

     The legality of the Common Stock being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York. Mr. Steven Schuster, a member of the firm, is a director of the Company. Mr. Schuster is the holder of 100,000 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers

         The statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of eSAFETYWORLD, Inc., is insured or indemnified in any manner against any liability which he or may incur in his or her capacity as such, is as follows: (a) Subsection (1) of
Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

         Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

         Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article XII of the Registrant's Amended Articles of Incorporation provides that the Registrant shall indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO HE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT IS THEREFORE UNENFORCEABLE.

            In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

4.1                    Certificate of Incorporation
4.2                    By-Laws
4.3                    Form of Common Stock Certificate
4.4                    1999 Stock Incentive Plan
5.1                    Opinion  of  McLaughlin  & Stern,  LLP
23.1             Consent of Eichler Bergsman & Co., LLC., independent certified public accountants
23.2             Consent of McLaughlin & Stern,  LLP (included in Exhibit 5.1).
------------------------

Item 9.  Undertakings.

            (a)        The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

            (b) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Village of Setauket, State of New York, on the 12th day of April 2000.

                                                     eSAFETYWORLD, Inc.


                                                     By:/s/ Edward A. Heil
                                                     Edward A. Heil, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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

Name                                  Title                                Date

/s/Edward A. Heil                     Chairman, President                  April 12, 2000

/s/R. Bret Jenkins                    CFO, Secretary, Director             April 12, 2000

/s/Steven W. Schuster                 Director                             April 12, 2000

/s/Bridget C. Owens                   Director                             April 12, 2000

_______________________               Director
John C. Dello-Iacono


                                              EXHIBIT INDEX


EXHIBIT NO.                                          DESCRIPTION


4.1               Certificate of Incorporation of Registrant*
4.2               By-laws of Registrant*
4.3               Form of Common Stock Certificate*
4.4               1999 Stock Incentive Plan*
5.1               Opinion of McLaughlin & Stern, LLP. (filed herewith)
23.1      Consent of Eichler Bergsman & Co., LLC., independent certified public accountants (filed herewith)
23.2              Consent of McLaughlin & Stern, LLP. (included in Exhibit 5.1)


* Incorporated by reference to the Registrant's Registration Statement on Form SB-2, registration number 333-86479.